THE FEDERAL HOME LOAN BANK OF CINCINNATI

NEWSLINE
April 17, 2008

TO ALL MEMBERS:

CHANGE IN DIVIDEND POLICY

At its April 17, 2008 meeting, the Board of Directors approved a revision to its dividend policy. The revised policy, which becomes effective with the second quarter 2008, is:

Dividends will be declared and paid from retained earnings after the close of a calendar quarter and be based on average stock balances for the then closed quarter. No dividend may be declared or paid unless after such declaration or payment the FHLBank remains in compliance with all regulatory requirements and other limitations established by the Board of Directors.

The change to highlight under the revised policy is that future dividend payments will lag one quarter. The FHLBank also intends to continue paying four dividends each calendar year, including 2008. Therefore, any dividend declared in the second quarter will be based on the average stock balance from the first quarter. This will result in a second dividend payment on first quarter 2008 average stock balances (the first payment was made on March 31). The dividend declared in the third quarter will be based on the second quarter balances, the dividend declared in the fourth quarter will be based on the third quarter balances, and so forth going forward. The policy change enables the Board to know the exact dividend payable before setting the dividend rate. The change also allows the stockholders to know the exact amount of the dividend well before the end of the quarter during which it is declared.

Another operational change to note is that dividends will normally be declared during the second month of the quarter (February, May, August and November). Previously, the dividend declaration occurred during the third month of the quarter. Dividends will also continue to be paid on the last day of the quarter.

If you have any questions concerning the dividend policy, please contact Mr. Donald R. Able, Senior Vice President — Controller, at (513) 852-7533.

David H. Hehman
President

This notice contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic market conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, competitive forces and other risks detailed from time to time in the FHLBank’s filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements

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